Exhibit 10.26.2

June 28,2001

Morgan Stanley & Co. Incorporated (the “Broker”)

555 California Street, Suite 2200

San Francisco, CA   94104

Re: Notice of Pledge and Security

Gentlemen:

Please be advised that the undersigned, PharSight Corporation (“Pledgor”), has pledged a security interest in Account No. 14-78895 (the “Account”) held by Broker, as securities intermediary, and in all of the securities, proceeds, cash or other assets now or hereafter held in the Account ( collectively, the “Collateral”), to Silicon Valley Bank (“Pledgee”) pursuant to the terms and provisions of a certain Loan and Security Agreement (the “Agreement”), dated June 13, 2001 ..

Broker, Pledgor and Pledgee, by signing this letter, hereby agree as follows:

a) The Account shall be retitled “Pharsight Corporation- Pledgor Silicon Valley Bank - Pledgee”;

b ) Pledgee has a security interest in the Collateral and is authorized to instruct the Broker with regard to the Account;

c) Broker is hereby notified of Pledgee’s security interest, and agrees to comply with all instructions and entitlement orders of Pledgee with regard to the Account.  Broker shall not comply with instructions and entitlement orders with respect to the Collateral or the Account that are originated by the Pledgor except as described in Paragraph D below. Broker represents that it has not previously been notified of any other assignment or interest in the Collateral or the Account and has no knowledge of any assignment or interest in the Collateral or the Account.  Broker is also hereby authorized and agrees to send duplicate copies of any and all statements and confirmations relating to the Account directly to the Pledgee at the address indicated below, or to such other address as Pledgee may designate in writing. This pledge will remain in full force and effect until Pledgee notifies Broker in writing to the contrary;

d) Pledgee hereby instructs Broker that until further instruction in writing from an Authorized Officer of Pledgee (as defined below) that Pledgee is assuming exclusive control over the Account (“Notice of Exclusive Control”), the Broker shall comply with directions of Pledgor with respect to any transactions, including withdrawals, in the Account; provided however, that Broker will not distribute to Pledgor any Collateral in the Account and will not comply with any notification or entitlement order that would require Broker to make a free delivery of the

Collateral to Pledgor or any other third party.  Notwithstanding anything contained herein, upon receipt of a Notice of Exclusive Control (it being understood that Broker shall have no duty or obligation whatsoever to investigate or determine whether the Notice of Exclusive Control was rightfully or legally issued), Broker shall only follow the directions and instructions of Pledgee with regard to the Account.  In that case, if Pledgee so requests, Broker will proceed to liquidate the assets of the Account in accordance with Pledgee’s instructions and to deliver the proceeds to Pledgee.

For purposes of this Agreement, “Authorized Officer of Pledgee” shall refer to anyone of the following individuals: [Names of Authorized Officers]. If Pledgee finds it necessary to designate a replacement for any of the designated Authorized Officers of Pledgee, written notice of replacement shall be given to Broker, which notice shall be signed by the President, an Executive Vice President, a Senior Vice President, or such other officer of Pledgee as Broker may approve.  However, Broker shall be entitled to rely on any notice it receives from someone whom it reasonably believes is an Authorized Officer of Pledgee;

e) Broker shall have no obligation to monitor the Account for any purpose in connection with the pledge granted hereunder. The Pledgee accepts and acknowledges full responsibility for reviewing daily confirmations and monthly statements to ensure that it is adequately secured;

f) Pledgor and Pledgee hereby agree to indemnify and hold harmless Broker, its affiliates, officers, and employees from and against any and all claims, causes of actions, liabilities, lawsuits, demands, and/or damages, including, without limitation. any and all court costs and reasonable attorney’s fees, that might result by reason of the actions of Broker pursuant to this Agreement except those claims arising from Broker’s gross negligence or willfu1 misconduct.  Broker shall not be responsible for any losses, claims, damages, liabilities and expenses incurred by Pledgor or Pledgee, except to the extent that such losses, claims, damages, liabilities or expenses arise out of the bad faith, gross negligence, or criminal acts or omissions on the part of Broker;

g) Broker may terminate this Agreement at any timeby canceling the Account and transferring all funds and securities in the Account to Pledgee;

h) As of the date hereof, the Collateral has not been paid to or withdrawn by the Pledgor; Broker is not in receipt of any notice of withdrawal or redemption with regard to the Collateral or notice not to renew the Account, and Broker has not given any notice that the Account will not be renewed or extended, as the case may be;

i) Broker’s records indicate that the value of the Collateral, as of the date hereof, is approximately                                  ;

j) Broker subordinates any right of offset Broker may now or hereafter have against the Collateral for any indebtedness now or hereafter owing to Broker by the Pledgors to the security interest of Pledgee; provided that Broker shall continue to have a first perfected security interest in the Collateral with respect to any charges incurred in connection with the operation of the Account, including, but not limited to, fees, commissions and any costs related to unsettled securities transactions.

k) This Agreement shall be governed by the law of the State of New York, excluding its conflict of law rules.  The parties hereby agree that (i) the “securities intermediary’s jurisdiction” with respect to the Account and the Collateral is New York and (ii) the parties shall not agree with any other person that such securities intermediary’s jurisdiction is any jurisdiction other than New York.

Very truly yours,
PHARSIGHT CORPORATION

/s/ Robin A. Kehoe
By:	Robin A. Kehoe
Title:	CFO

Read and Agreed to:
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Thomas O'Connell
Name: Thomas O'Connell
Title: Managing Director

SILICON VALLEY BANK

By:	/s/ Sam Thompson
Name: Sam Thompson
Title: Vice President
Address:
3003 Tasman Drive
Santa Clara, CA 95054